Filed pursuant to Rule 433

Registration No. 333-185265

Issuer Free Writing Prospectus dated June 2, 2015

Relating to Preliminary Prospectus Supplement dated June 2, 2015

AUTODESK, INC.

Pricing Term Sheet

3.125% notes due 2020

4.375% notes due 2025

Issuer:	Autodesk, Inc.

Format:	SEC Registered

Title:	3.125% notes due 2020 (the “2020 Notes”) 4.375% notes due 2025 (the “2025 Notes”)

Principal Amount:	2020 Notes: $450,000,000 2025 Notes: $300,000,000

Maturity:	2020 Notes: June 15, 2020 2025 Notes: June 15, 2025

Coupon:	2020 Notes: 3.125% 2025 Notes: 4.375%

Ratings*:	Baa2 by Moody’s Investor Service, Inc. BBB by Standard & Poor’s Ratings Services

Price to Public:	2020 Notes: 99.856% of face amount 2025 Notes: 99.637% of face amount

Yield to Maturity:	2020 Notes: 3.156% 2025 Notes: 4.420%

Spread to Benchmark Treasury:	2020 Notes: T+155 bps 2025 Notes: T+215 bps

Benchmark Treasury:	2020 Notes: 1.500% due May 31, 2020 2025 Notes: 2.125% due May 15, 2025

Benchmark Treasury Price & Yield:	2020 Notes: 99-15 3/4 ; 1.606% 2025 Notes: 98-23 ; 2.270%

Interest Payments:	Semi-annually on June 15 and December 15, commencing December 15, 2015

Make-Whole Call:	2020 Notes: At any time prior to May 15, 2020, at a discount rate of Treasury plus 25 basis points 2025 Notes: At any time prior to March 15, 2025, at a discount rate of Treasury plus 35 basis points

Par Call:	2020 Notes: On or after May 15, 2020 2025 Notes: On or after March 15, 2025

Trade Date:	June 2, 2015

Settlement Date (T+3):	June 5, 2015

CUSIP/ISIN:	2020 Notes: 052769AC0 / US052769AC08 2025 Notes: 052769AD8 / US052769AD80

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.